LEHMAN BROTHERS INCOME FUNDS
CLASS A

ADMINISTRATION AGREEMENT

SCHEDULE A

The Class A of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund

Neuberger Berman High Income Bond Fund

Neuberger Berman Strategic Income Fund

Date: May 15, 2009

LEHMAN BROTHERS INCOME FUNDS
CLASS A

ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Lehman Brothers Income Funds Class A Administration Agreement shall be:

(1)	For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Class A of each Series;
(2)

For the services provided to the Class A of a Series and its shareholders (including amounts paid to third parties), 0.21% per annum of the average daily net assets of the Class A of said Series; plus in each case

(3)

certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: May 15, 2009